Exhibit (j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Partners, Inc.

We consent to the use of our report dated February 21, 2011, incorporated herein by reference, to ING Index Solution Income Portfolio, ING Index Solution 2015 Portfolio, ING Index Solution 2025 Portfolio, ING Index Solution 2035 Portfolio, ING Index Solution 2045 Portfolio and ING Index Solution 2055 Portfolio, each a series of ING Partners, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 26, 2011